Exhibit 99.1
SI-BONE, Inc. Reports Financial Results for the Third Quarter 2026 and Reaffirms 2026 Revenue Guidance
Delivered ~20% U.S. procedure volume growth in the third quarter

Third Quarter 2026 Financial Highlights (all comparisons are to the prior year period)
•Worldwide revenue of $55.7 million, representing growth of 14.5%
•U.S. revenue of $52.8 million, representing growth of 13.9%
•Gross margin of 79.3%
•Net loss of $3.6 million, representing an improvement of 20.7%
•Positive adjusted EBITDA of $3.0 million, representing an improvement of 32.4%
•Positive cash from operations of $5.9 million, representing an improvement of 154.4%
•$146.3 million in cash and equivalents
Recent Operational Highlights (any comparisons are to the prior year period)
•1,770 active U.S. physicians, representing growth of ~16%
•In September, received 510(k) clearance for iFuse Granite Onyx, a FDA breakthrough device targeting failures in spine fusion procedures, with an estimated total addressable market of ~$1.5 billion annually
•In October, new MS-DRGs took effect for complex spinal fusion procedures incorporating iFuse Bedrock Granite, increasing average hospital inpatient payments by up to ~$50,000 per qualifying procedure

SAN JOSE, Calif., November 2, 2026 - SI-BONE, Inc. (Nasdaq: SIBN), the global leader in developing procedural solutions to address clinical challenges associated with compromised bone, today reported financial results for the quarter ended September 30, 2026.

“Robust third-quarter growth in procedure volumes and active physicians underscores rising demand for our diversified and differentiated platform technologies,” said Laura Francis, Chief Executive Officer. “We enter the fourth quarter with a record number of active physicians, favorable DRG changes and exceptional early uptake in our alpha launch of iFuse Granite Onyx, our new platform technology that expands our estimated total addressable market to approximately $5 billion. These drivers position us for an excellent finish to 2026 and enter 2027 with the strongest foundation for growth acceleration in our company's history.”

Third Quarter 2026 Financial Results
Worldwide revenue was $55.7 million in the third quarter 2026, a 14.5% increase from $48.7 million in the corresponding period in 2025. U.S. revenue for the third quarter 2026 was $52.8 million, a 13.9% increase from $46.4 million in the corresponding period in 2025. U.S. revenue growth benefited from approximately 19.5% growth in procedure volume partially offset by lower average selling price due to procedure mix and the growing interventional spine physician demand for the INTRA platform in the office-based and ASC sites of care. International revenue for the third quarter 2026 was $2.9 million, a 27.0% increase from $2.3 million in the corresponding period in 2025. International revenue growth reflects the increasing adoption of iFuse TORQ and iFuse TORQ TNT.

Gross profit was $44.2 million in the third quarter 2026, an increase of 13.7% from $38.8 million in the corresponding period in 2025. Gross margin was 79.3% for the third quarter 2026, compared to 79.8% in the corresponding period in 2025 driven by procedure and site of care mix.

Operating expenses increased 9.7% to $48.5 million in the third quarter 2026, as compared to $44.2 million in the corresponding period in 2025. The increase was primarily driven by higher sales commissions on increased revenue, marketing to support new product launches and continued investment in research and development.

Operating loss improved by 19.2% to $4.4 million in the third quarter 2026, as compared to an operating loss of $5.4 million in the corresponding period in 2025.

Net loss improved by 20.7% to $3.6 million, or $0.08 per diluted share, in the third quarter 2026, as compared to a net loss of $4.6 million, or $0.11 per diluted share, in the corresponding period in 2025.

Adjusted EBITDA was $3.0 million in the third quarter 2026, improving from an adjusted EBITDA of $2.3 million in the corresponding period in 2025.

Cash and equivalents as of September 30, 2026 were $146.3 million, compared to $145.9 million as of June 30, 2026. Net cash generated was $0.4 million in the third quarter 2026, compared to $0.2 million in net cash generated during the corresponding period in 2025.

Updated Fiscal 2026 Outlook
SI-BONE reaffirms its previously issued 2026 worldwide revenue and gross margin guidance. Based on year to date operating expense trend the Company is reducing the operating expense growth expectation to 10.5%.

Fiscal Year 2026 Guidance
	Updated (November 2, 2026)	Prior (August 3, 2026)
Revenue	$231M - $233M ~15-16% growth	$231M - $233M ~15-16% growth
Gross Margin	~79.0%	~79.0%
Operating Expenses	~10.5% growth at revenue midpoint	~12.0% growth at revenue midpoint
Adjusted EBITDA	Positive	Positive

Webcast Information
SI-BONE will host a conference call to discuss the third quarter 2026 financial results after market close on Monday, November 2, 2026 at 4:30 P.M. Eastern Time. The conference call can be accessed live over webcast at https://edge.media-server.com/mmc/p/4chyjb8g/. Live audio of the webcast will be available on the “Investors” section of the company’s website at: www.si-bone.com. The webcast will be archived and available for replay for at least 90 days after the event.

About SI-BONE, Inc.
SI-BONE (NASDAQ: SIBN) is a global leader in developing procedural solutions to address clinical challenges associated with compromised bone. With expertise in biomechanical design and anatomy specific innovation, SI-BONE has built a technology platform with market-leading applications centered on the spinopelvic anatomy. SI-BONE continues to leverage the deep experience in addressing the challenges of low-density bone in the sacrum to develop unique technologies that are targeting new clinical adjacencies to help improve outcomes for patients with compromised bone. Since 2009, SI-BONE has supported physicians in over 160,000 procedures. A unique body of clinical evidence supports the use of SI-BONE's technologies, including four randomized controlled trials and nearly 200 peer-reviewed publications.

For additional information on the company or the products, including risks and benefits, please visit www.si-bone.com.

SI-BONE®, iFuse Bedrock Granite®, iFuse TORQ®, iFuse TORQ TNT®, iFuse Granite OnyxTM, and iFuse INTRA® are trademarks of SI-BONE, Inc. All other marks referenced herein are property of their respective owners. ©2026 SI-BONE, Inc. All Rights Reserved.

Forward-Looking Statements
The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued revenue and procedure growth and financial outlook, are “forward-looking” statements. These forward-looking statements are based on SI-BONE’s current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE’s ability to introduce and commercialize new products and indications, SI-BONE’s ability to maintain favorable reimbursement for procedures using its products, the impact of any future economic weakness or deterioration in economic conditions as a result of tariffs and retaliation by U.S. trading partners on the ability and desire of patients to undergo elective procedures including those using SI-BONE’s products, SI-BONE’s ability to manage risks to its supply chain, future capital requirements driven by new surgical systems requiring instrument tray and implant inventory investment, and the pace of the re-normalization of the healthcare operating environment including the ability and desire of patients and physicians to undergo and perform procedures using SI-BONE’s products. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in SI-BONE’s most recent filings on Form 10-K and Form 10-Q, and SI-BONE’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov), especially under the caption “Risk Factors.” SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Use of Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP"), SI-BONE uses two non-GAAP financial measures: Adjusted EBITDA and free cash flow. Non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Adjusted EBITDA excludes the effect of items that increase or decrease SI-BONE’s reported results of operations. Free cash flow is not intended to represent our residual cash flow available for discretionary expenditures. Management strongly encourages investors to review, when they become available, the company's consolidated financial statements and publicly filed reports in their entirety. The company's definition of adjusted EBITDA and free cash flow may differ from similarly titled measures used by others.

Adjusted EBITDA excludes from net loss the effects of interest income, interest expense, depreciation and amortization, and stock-based compensation. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. SI-BONE believes the presentation of these financial measures is useful to management because it allows management to more consistently analyze period-to-period financial performance and provides meaningful supplemental information with respect to core operational activities used to evaluate management's performance. SI-BONE also believes the presentation of non-GAAP financial measures is useful to investors and other interested persons as it enables these persons to use this additional information to assess the company’s performance in using this additional metric that management uses to assess the company’s performance.

Investor Contact
Saqib Iqbal
VP, FP&A, and Investor Relations
investors@SI-BONE.com

SI-BONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$55,704	$48,656	$164,302	$144,576
Cost of goods sold	11,537	9,810	33,643	29,228
Gross profit	44,167	38,846	130,659	115,348
Operating expenses:
Sales and marketing	33,850	29,956	100,682	91,418
Research and development	4,562	4,242	13,975	13,085
General and administrative	10,106	10,031	30,252	30,712
Total operating expenses	48,518	44,229	144,909	135,215
Loss from operations	(4,351)	(5,383)	(14,250)	(19,867)
Interest and other income (expense), net:
Interest income	1,348	1,515	4,030	4,627
Interest expense	(608)	(670)	(1,798)	(1,998)
Other income (expense)	(9)	(28)	(24)	(22)
Net loss	$(3,620)	$(4,566)	$(12,042)	$(17,260)

Net loss per share, basic and diluted	$(0.08)	$(0.11)	$(0.27)	$(0.40)

Weighted-average number of common shares used to compute basic and diluted net loss per share	44,899,517	43,188,524	44,451,298	42,775,206

SI-BONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$35,311	$42,240
Short-term investments	110,949	105,583
Accounts receivable	31,469	29,915
Inventory	42,354	33,897
Prepaid expenses and other current assets	4,567	4,480
Total current assets	224,650	216,115
Property and equipment, net	25,304	21,298
Operating lease right-of-use assets	6,613	1,087
Other non-current assets	204	55
TOTAL ASSETS	$256,771	$238,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,503	$4,631
Accrued liabilities and other	18,785	19,704
Operating lease liabilities, current portion	331	944
Total current liabilities	29,619	25,279
Long-term borrowings	35,657	35,569
Operating lease liabilities, net of current portion	6,813	175
TOTAL LIABILITIES	72,089	61,023

STOCKHOLDERS’ EQUITY
Common stock	4	4
Additional paid-in capital	646,696	626,970
Accumulated other comprehensive income	282	816
Accumulated deficit	(462,300)	(450,258)
TOTAL STOCKHOLDERS’ EQUITY	184,682	177,532
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$256,771	$238,555

SI-BONE, INC.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(3,620)	$(4,566)	$(12,042)	$(17,260)
Interest income	(1,348)	(1,515)	(4,030)	(4,627)
Interest expense	608	670	1,798	1,998
Depreciation and amortization	1,693	1,486	4,989	4,132
Stock-based compensation	5,713	6,226	17,717	19,547
Adjusted EBITDA	$3,046	$2,301	$8,432	$3,790

SI-BONE, INC.
RECONCILIATION OF FREE CASH FLOW
(In thousands)
(unaudited)

	Nine Months Ended September 30,
	2026	2025
Net cash provided by (used in) operating activities	$4,355	$(2,403)
Less:
Purchases of property and equipment	(8,989)	(7,126)
Free cash flow	$(4,634)	$(9,529)